AMENDMENT NO. 7
TO
INVESTMENT SUB-ADVISORY AGREEMENT

       THIS AMENDMENT NO. 7 TO INVESTMENT SUB-
ADVISORY AGREEMENT (the ?Amendment?) is dated as of December
19, 2012, by and among THE VARIABLE ANNUITY LIFE INSURANCE
COMPANY (?VALIC?), a Texas Corporation,  and SUNAMERICA ASSET
MANAGEMENT CORP. (the ?Sub-Adviser?).


	RECITALS

       WHEREAS, VALIC and VALIC Company I (?VC I?)
entered into an Investment Advisory Agreement dated January 1,
2002, with respect to the Covered Funds reflected in Schedule A;
and

       WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated January 1,
2002 with respect to the Covered Funds; and

       WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition of the Covered Fund of the Dynamic Allocation Fund, with respect to the Fund-of-Funds
Component.

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the
Agreement is hereby amended to reflect that the Sub-Adviser will manage the assets of Fund-of-
Funds Component the Dynamic Allocation Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement, at the fee rate reflected in Schedule A attached hereto.

2.	Counterparts.  This Amendment may be executed
in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.  Capitalized terms used but not
defined herein shall have the meanings
	assigned to them in the Agreement.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 7 as of the date first above written.

THE VARIABLE ANNUITY LIFE
	SUNAMERICA ASSET MANAGEMENT CORP.
INSURANCE COMPANY

By:   	/s/ Kurt W. Bernlohr		By:	/s/
Peter A. Harbeck

Name:  	Kurt W. Bernlohr		Name:	Peter
A. Harbeck

Title:	Senior Vice President			Title:
	President & Chief Executive Officer




SCHEDULE A
COVERED FUND(S)

Effective December 19, 2012

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

       		Covered Fund					Fee

Dividend Value Fund


0.350% on the first $250 million
0.325% on the next $250 million
0.300% on the next $500 million
0.275% over $1 billion

Dynamic Allocation Fund
0.07% on the first $500 million
0.04% on the next $500 million
0.02%% on assets over $1.0 billion

Government Securities Fund

0.25% on the first $200 million
0.20% on the nest $300 million
0.15% over $500 million

Growth & Income Fund
0.25% on the first $500 million
0.225% over $500 million

Large Capital Growth Fund
0.425% on the first $250 million
0.375% on the next $250 million
0.325% over $500 million

Money Market Fund
0.12%



P:\VC I\Agreements\Sub-Advisory Agreements\SAAMCo\SAAMCo -
 Amend 7 to Subadvisory Agmt RE Dynamic
Allocation (12-19-2012).doc